UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 14, 2019

ZIX CORPORATION

(Exact Name of Registrant as Specified in Charter)

Texas	0-17995	75-2216818
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2711 North Haskell Avenue

Suite 2200, LB 36

Dallas, Texas 75204-2960

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (214) 370-2000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Securities Purchase Agreement with Marlin Equity Concerning Acquisition of AppRiver

On January 14, 2019, Zix Corporation, a Texas corporation (“Zix”), entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with AR Topco, LLC, a Delaware limited liability company (“AppRiver”), AppRiver Marlin Blocker Corp., a Delaware corporation (“Blocker”), AppRiver Holdings, LLC, a Florida limited liability company (the “Rollover Seller”), AppRiver Marlin Topco, L.P., a Delaware limited partnership (the “Marlin Seller”), Marlin Equity IV, L.P., a Delaware limited partnership (the “Blocker Seller”), AppRiver Management Holding, LLC, a Delaware limited liability company (the “MIU Seller” and, together with the Rollover Seller, the Marlin Seller, and the Blocker Seller, the “Sellers” and each a “Seller”), and Marlin Topco GP, LLC, solely in its capacity as the representative of the Sellers. Pursuant to the Securities Purchase Agreement and subject to the conditions set forth therein, Zix will acquire, directly or indirectly, from the Sellers (the “Acquisition”) 100% of the equity interests of Blocker and AppRiver (collectively, with their respective subsidiaries, the “AppRiver Companies”).

Pursuant to the Securities Purchase Agreement, Zix will pay $275 million in cash to the Sellers, subject to reduction for outstanding indebtedness of the AppRiver Companies being retired at closing and certain accrued items and unpaid transaction expenses, and subject to a customary working capital adjustment, in exchange for 100% of the equity of the AppRiver Companies (the “Purchase Price”). As part of the transaction, Zix has secured a representation and warranty insurance policy (50% of the cost of which will be borne by the Sellers), under which the issuer of that policy will insure Zix against any post-closing claims, damages or other losses arising from breaches of the representations and warranties of the Sellers and the AppRiver Companies in the Securities Purchase Agreement up to a policy limit of $27.5 million and subject to a $2.75 million retainage amount for which Zix will retain responsibility for one year. After one year, the retainage amount will automatically reduce to $1,375,000 and stay at that level for the remaining duration of the policy, which is six years for certain “fundamental” representations and warranties and three years for the remainder of the representations and warranties.

The Securities Purchase Agreement contains customary representations, warranties and covenants of Zix, the AppRiver Companies and the Sellers. The Securities Purchase Agreement also contains customary closing conditions and certain termination rights that could be exercised by Zix or the Sellers upon the occurrence of certain events, including the ability of Zix or the Sellers to terminate the Securities Purchase Agreement in the event that the Acquisition has not closed on or prior to 90 days after January 14, 2019 (the “Outside Date”) (subject to an extension for up to 30 days in the event that the expiration or termination of the waiting period under applicable antitrust laws has not occurred). No party may terminate the Securities Purchase Agreement pursuant to the foregoing if the failure of the closing of the Acquisition to occur is due to the failure of such party to perform its obligations under the Securities Purchase Agreement. In addition, either Zix or the Sellers may terminate the Securities Purchase Agreement if the other party breaches any representations, warranties, covenants or other agreements that would cause the obligations of such party not to be satisfied and such breach is not or cannot be cured within 15 days following delivery to the other party of written notice of such breach or failure to perform.

Subject to satisfaction of the closing conditions included in the Securities Purchase Agreement and assuming that the Securities Purchase Agreement is not terminated, the Acquisition is expected to close in the first quarter of 2019.

The foregoing summary is qualified in its entirety by the full text of the Securities Purchase Agreement, which Zix will file with the Securities and Exchange Commission as an exhibit to a forthcoming periodic financial report.

Debt Commitment Letter

On January 14, 2019, Zix entered into a commitment letter (the “Debt Commitment Letter”) with SunTrust Robinson Humphrey, Inc. (“STRH”), SunTrust Bank (“SunTrust”), KeyBanc Capital Markets Inc. (“KBCM”) and KeyBank National Association (collectively, the “Debt Commitment Parties”), pursuant to which the Debt Commitment Parties committed to provide Zix with (i) a senior secured term loan facility in an aggregate principal amount of $175 million (the “Term Facility”) and (ii) a revolving credit facility in an aggregate principal amount of $25 million (the “Revolving Facility” and, together with the Term Facility, the “Credit Facilities”). The Term Facility will be available to Zix solely to pay a portion of the purchase price in connection with the Acquisition (including any fees, costs, and expenses related thereto), while the Revolving Facility will be available to fund working capital and other general corporate expenses, including the financing of permitted acquisitions, investments and restricted payments, subject, in both cases, to the conditions contained in the Debt Commitment Letter, including, without limitation, (i) the execution and delivery of definitive documentation for the Credit Facilities on the terms set forth in the Debt Commitment Letter, (ii) the substantially simultaneous consummation of the Acquisition on the terms set forth in the Securities Purchase Agreement, (iii) the substantially concurrent consummation of the repayment of all of Zix’s, the AppRiver Companies’ and their respective subsidiaries’ existing debt for borrowed money, (iv) the Debt Commitment Parties being afforded at least 20 business days to attempt to syndicate the Credit Facilities to other potential lenders and (v) since December 31, 2017, there not occurring a material adverse change in the business, condition (financial or otherwise), operations, liabilities (contingent or otherwise), or properties of Zix and its subsidiaries (other than the AppRiver Companies and their subsidiaries), taken as a whole.

SunTrust will be the sole administrative agent and collateral agent under the Credit Facilities. STRH will act as left lead arranger and KBCM will act as right lead arranger for the Credit Facilities. In connection with entering into the Debt Commitment Letter, Zix and the Debt Commitment Parties entered into a fee letter, pursuant to which, upon the closing of the Credit Facilities, Zix will pay various fees to the Debt Commitment Parties and the lenders under the Credit Facilities.

The Credit Facilities will be guaranteed by certain wholly-owned subsidiaries of Zix (including the AppRiver Companies and certain of their wholly-owned subsidiaries upon the closing of the Acquisition). The Credit Facilities will be secured by substantially all assets of Zix and the guarantors, subject to certain customary exceptions.

The Credit Facilities will mature on the date that is five years from the initial funding of the Term Facility. Optional prepayments of borrowings under the Credit Facilities will be permitted at any time, and Zix does not expect the Credit Facilities to require any prepayment premium (other than reimbursement of the lenders’ breakage and redeployment costs in the case of a prepayment of LIBOR borrowings). The interest rate for the Credit Facilities is expected to be LIBOR + 3.50%, with future step downs as Zix’s total net leverage reduces.

The Term Facility is expected to require 1.00% per annum amortization of the original principal amount, payable in equal quarterly installments until the final maturity date. In addition to other customary mandatory prepayment requirements, the Term Facility is expected to require annual prepayments based on a percentage of Zix’s excess cash flow, which percentage will reduce as Zix’s total net leverage ratio decreases.

The Credit Facilities will include customary representations, warranties, affirmative covenants, negative covenants (including a financial covenant, tested quarterly, based on the total net leverage ratio of Zix) and events of default.

The foregoing description of the Credit Facilities is not complete and is qualified in its entirety by reference to the full text of the credit agreement that will evidence the Credit Facilities. The documentation governing the Credit Facilities has not been finalized and, accordingly, the actual terms of the Credit Facilities may differ from those described herein.

The foregoing summary is qualified in its entirety by the full text of the Debt Commitment Letter, which Zix will file with the Securities and Exchange Commission as an exhibit to a forthcoming periodic financial report.

PIPE Investment

On January 14, 2019, Zix entered into an Investment Agreement (the “Investment Agreement”) with an investment fund managed by True Wind Capital (the “Private Purchaser”) to issue and sell in a private placement (the “Private Placement”) (i) 64,914 newly issued shares of Series A Convertible Preferred Stock, par value $1.00 per share (the “Series A Preferred Stock”), and (ii) 35,086 newly issued shares of Series B Convertible Preferred Stock, par value $1.00 per share (the “Series B Preferred Stock” and, together with the Series A Preferred Stock, the “Preferred Stock”) in exchange for cash consideration in an aggregate amount of $100 million. Zix intends to use the net proceeds from the Private Placement to fund a portion of the cash consideration payable to the Sellers in connection with the Acquisition. The closing of the Private Placement (the “Closing” and the date of the Closing, the “Closing Date”) is expected to occur in the first quarter of 2019, subject to certain closing conditions, including the contemporaneous closing of the Acquisition.

The Investment Agreement contains customary representations, warranties and covenants of Zix and the Private Purchaser.

Consent Rights; Board Designations

For so long as any Preferred Stock is outstanding, the consent of the Private Purchaser will be necessary for Zix to effect, subject to certain exceptions, any issuance by Zix of debt securities convertible into any capital stock. So long as the Private Purchaser beneficially owns shares of Preferred Stock and/or Common Stock (as defined below) that represent, in the aggregate and on an as-converted basis, at least 5% of the then-outstanding Common Stock, the consent of the Private Purchaser will be necessary for Zix to effect any acquisition by Zix, directly or indirectly, in excess of $10 million where such acquired entity is outside Zix’s principal line of business.

Effective as of the Closing, Zix shall take such action as is necessary to (i) increase the number of directors comprising Zix’s Board of Directors (the “Board”) from six to eight and (ii) appoint two Investor Designees (as defined in the Investment Agreement) to the Board. At such time as the Private Purchaser no longer beneficially owns shares of Preferred Stock and/or Common Stock that represent, in the aggregate and on an as-converted basis, at least 10% of the then-outstanding Common Stock, but continues to beneficially own shares of Preferred Stock and/or Common Stock that represent, in the aggregate and on an as-converted basis, at least 5% of the then-outstanding Common Stock, then the Private Purchaser will have the right to appoint one Investor Designee to the Board. At such time as the Private Purchaser no longer beneficially owns shares of Preferred Stock and/or Common Stock that represent, in the aggregate and on an as-converted basis, at least 5% of the then-outstanding Common Stock, then the Private Purchaser will no longer have a right to appoint an Investor Designee to the Board.

Stockholder Approval

The Investment Agreement requires Zix, at the 2019 annual meeting of its stockholders, to include in its proxy statement prepared and filed with the Securities Exchange Commission a proposal for shareholders to approve the issuance of shares of Common Stock to the Private Purchaser in connection with any future conversion of the Preferred Stock into Common Stock, including after giving effect to the conversion of shares of Series B Preferred Stock into shares of Series A Preferred Stock in accordance with the terms of such Preferred Stock, and in connection with any issuance of Common Stock pursuant to, or upon conversion, exercise or exchange of, any securities issued pursuant to the Private Purchaser’s participation under the Investment Agreement that would, absent such approval, violate Nasdaq Listing Rule 5635 (the “Stockholder Approval”). No shares of the Series A Preferred Stock issued under the Investment Agreement may be voted for such approval.

Series A Certificate of Designation

In connection with the Closing, Zix will establish the rights and preferences of the shares of the Series A Preferred Stock pursuant to a Certificate of Designations (the “Series A Certificate of Designations”), which will be in addition to any rights and preferences of Zix’s preferred stock provided for in Zix’s Restated Articles of Incorporation (the “Articles of Incorporation”). The Series A Preferred Stock will rank senior to Zix’s common stock, par value $0.01 per share (“Common Stock”), and on a parity basis with the Series B Preferred Stock with respect to the payment of dividends and distribution of assets upon liquidation, dissolution and winding up.

Accretion; Dividends; No Stated Maturity

The Series A Preferred Stock will initially have a Stated Value (as defined in the Series A Certificate of Designations) of $1,000 per share. From the Closing Date, the Stated Value per share of Series A Preferred Stock will accrete at a fixed rate of 8.0% per annum, compounded quarterly (the “Rate of Accretion”). The Series A Preferred Stock shall also be entitled to receive any dividends paid in respect of the Common Stock on an as-converted basis.

The Series A Preferred Stock has no stated maturity and will remain outstanding indefinitely unless converted into Common Stock or repurchased or redeemed by Zix.

Voting Rights

The holders of the Series A Preferred Stock (the “Series A Holders”) will be entitled to vote, together with the holders of Common Stock, on an as-converted basis, subject to a cap until the Stockholder Approval is obtained, on all matters submitted to a vote of the holders of Common Stock, and as a separate class on all matters relating to the Series A Preferred Stock.

Liquidation Rights

The Series A Preferred Stock will have a liquidation preference equal to the greater of (i) the Stated Value per share as it has accreted as of such date (the “Accreted Value”) and (ii) the amount such holder would have received if the Series A Preferred Stock had converted into Common Stock immediately prior to such liquidation.

Optional Redemption

At any time after the fourth anniversary of the Closing Date, Zix may redeem the Series A Preferred Stock for an amount per share of Series A Preferred Stock equal to the Accreted Value per share of the Series A Preferred Stock to be redeemed as of the applicable redemption date multiplied by 1.50.

Holder Conversion Right

At any time, each Series A Holder may, subject to a cap until Stockholder Approval is obtained, elect to convert each share of such Series A Holder’s then-outstanding Series A Preferred Stock into the number of shares of Common Stock equal to the quotient of (A) the Accreted Value with respect to such share on the conversion date divided by (B) the Conversion Rate as of the applicable conversion date plus cash in lieu of fractional shares. Prior to obtaining Stockholder Approval, Zix will be required to pay an amount in cash upon conversion in lieu of delivering shares that are otherwise restricted from being delivered upon conversion prior to obtaining Stockholder Approval.

Change of Control

Upon a change of control (as defined in the Series A Certificate of Designations), Zix is required to redeem the Series A Preferred Stock at a price per share of Series A Preferred Stock in cash equal to the greater of (i) the Series A Change of Control Redemption Price (as defined below) of such share of Series A Preferred Stock and (ii) (A) the amount of cash such Series A Holder would have received plus (B) the fair market value of any other assets in each case had such Series A Holder, immediately prior to such change of control, converted such shares of Series A Preferred Stock into shares of Common Stock. The “Series A Change of Control Redemption Price” per share of Series A Preferred Stock is the product of the Accreted Value of such share as of the date of determination multiplied by (1) 1.30 (if the change of control occurs before the first anniversary of the Closing Date), (2) 1.35 (if the change of control occurs on or after the first anniversary of the Closing Date but before the second anniversary of the Closing Date), (3) 1.40 (if the change of control occurs on or after the second anniversary of the Closing Date but before the third anniversary of the Closing Date), (4) 1.45 (if the change of control occurs on or after the third anniversary of the Closing Date but before the fourth anniversary of the Closing Date) and (5) 1.50 (if the change of control occurs on or after the fourth anniversary of the Closing Date).

Consent Rights

So long as there are any shares of Series A Preferred Stock outstanding, the consent of the holders of a majority of the then-outstanding shares of Series A Preferred Stock will be necessary for Zix to effect (1) any amendment, alteration or repeal to the Articles of Incorporation or the Series A Certificate of Designations in a manner that would adversely affect the rights, preferences, privileges or power of the Series A Preferred Stock; (2) any amendment or alteration to the Articles of Incorporation or any other action to authorize or create, or increase the number of authorized or issued shares of, or any securities convertible into shares of, or reclassify any security into, or issue any parity stock or senior stock as to dividend or liquidation rights, (3) the issuance of shares of Series A Preferred Stock other than in connection with the conversion of Series B Preferred Stock that was issued on the Closing Date; (4) any action that would cause Zix to cease to be treated as a domestic corporation for U.S. federal income tax purposes; or (5) the incurrence of indebtedness that would cause Zix to exceed a specified leverage ratio.

Series B Certificate of Designation

In connection with the Closing, Zix will establish the rights and preferences of the shares of the Series B Preferred Stock pursuant to a Certificate of Designations (the “Series B Certificate of Designations”), which will be in addition to any rights and preferences of Zix’s preferred stock provided for in the Articles of Incorporation. The Series B Preferred Stock will rank senior to the Common Stock and on a parity basis with the Series A Preferred Stock with respect to the payment of dividends and distribution of assets upon liquidation, dissolution and winding up.

Dividends; No Stated Maturity

The Series B Preferred Stock will initially have a Stated Value (as defined in the Series B Certificate of Designations) of $1,000 per share. The holders of Series B Preferred Stock (“Series B Holders”) will be entitled to receive dividends accruing daily on a cumulative basis payable quarterly in arrears in cash at a fixed rate of 10.0% per annum on the Stated Value per share (the “Dividend Rate”), which rate will automatically increase by 1.0% every six months that the Series B Preferred Stock remains outstanding (subject to a cap of 12.0%). The cash dividends are payable only when, as and if declared by the Board out of funds legally available therefor. If a cash dividend is not paid in respect of any dividend payment period, then the liquidation preference of each outstanding share of Series B Preferred Stock will automatically increase at the Dividend Rate. Such liquidation preference of each outstanding share of Series B Preferred Stock is in full satisfaction of the dividend that would have otherwise accrued for such dividend payment period.

The Series B Preferred Stock has no stated maturity and will remain outstanding indefinitely unless converted into Series A Preferred Stock upon Stockholder Approval, repurchased or redeemed by Zix.

Voting Rights

The Series B Holders will be entitled to vote as a separate class on certain matters relating to the Series B Preferred Stock. Otherwise, the Series B Holders will not have any voting rights, except as otherwise provided by the Texas Business Organizations Code.

Liquidation Rights

The Series B Preferred Stock will have a liquidation preference equal to the sum of (i) the Stated Value and (ii) without duplication, any accrued but unpaid preferred dividends.

Automatic Conversion

Following the Stockholder Approval, each share of Series B Preferred Stock issued and sold in the Private Placement will automatically be converted into the number of shares of Series A Preferred Stock equal to the liquidation preference of such share of Series B Preferred Stock divided by the accreted value of a share of Series A Preferred Stock on the date of conversion plus cash in lieu of fractional shares. If the Stockholder Approval is not obtained, the Series B Preferred Stock will not be convertible into shares of Series A Preferred Stock or Common Stock.

Optional Redemption by Zix

At any time after the fourth anniversary of the Closing Date, Zix may redeem any then-outstanding shares of Series B Preferred Stock for an amount per share of Series B Preferred Stock equal to the liquidation preference per share of the Series B Preferred Stock to be redeemed as of the applicable redemption date multiplied by 1.50.

Holder Redemption Right

At any time after the seventh anniversary of the Closing Date, upon 90 days’ prior notice, each Series B Holder may elect to require Zix to redeem the Series B Preferred Stock for an amount per share of Series B Preferred Stock equal to the liquidation preference per share of the Series B Preferred Stock to be redeemed as of the applicable redemption date multiplied by 1.50.

Change of Control

Upon a change of control (as defined in the Series B Certificate of Designations), Zix is required to redeem the Series B Preferred Stock at a price per share of Series B Preferred Stock in cash equal to the greater of (i) the Series B Change of Control Redemption Price (as defined below) of such share of Series B Preferred Stock and (ii) (A) the amount of cash such Series B Holder would have received plus (B) the fair market value of any other assets in each case had such Series B Holder, immediately prior to such change of control, converted such shares of Series B Preferred Stock into shares of Series A Stock. The “Series B Change of Control Redemption Price” per share of Series B Preferred Stock is the product of the Accrued Value of such share as of the date of determination multiplied by (1) 1.30 (if the change of control occurs before the first anniversary of the Closing Date), (2) 1.35 (if the change of control occurs on or after the first anniversary of the Closing Date but before the second anniversary of the Closing Date), (3) 1.40 (if the change of control occurs on or after the second anniversary of the Closing Date but before the third anniversary of the Closing Date), (4) 1.45 (if the change of control occurs on or after the third anniversary of the Closing Date but before the fourth anniversary of the Closing Date) and (5) 1.50 (if the change of control occurs on or after the fourth anniversary of the Closing Date).

Consent Rights

So long as there are any shares of Series B Preferred Stock outstanding, the consent of the holders of a majority of the then-outstanding shares of Series B Preferred Stock will be necessary for Zix to effect (1) any amendment, alteration or repeal to the Articles of Incorporation or the Series B Certificate of Designations in a manner that would adversely affect the rights, preferences, privileges or power of the Series B Preferred Stock; (2) any amendment or alteration to the Articles of Incorporation or any other action to authorize or create, or increase the number of authorized or issued shares of, or any securities convertible into shares of, or reclassify any security into, or issue any parity stock or senior stock as to dividend or liquidation rights, (3) the issuance of shares of Series B Preferred Stock; (4) any action that would cause Zix to cease to be treated as a domestic corporation for U.S. federal income tax purposes; or (5) the incurrence of indebtedness that would cause Zix to exceed a specified leverage ratio.

Registration Rights Agreement

In connection with the Closing, Zix will enter into a Registration Rights Agreement with the Private Purchaser at the Closing, pursuant to which Zix will agree to provide certain registration and other rights for the benefit of the Private Purchaser and its transferees.

The foregoing description of the Investment Agreement, the Series A Certificate of Designations, the Series A Preferred Stock, the Series B Certificate of Designations, the Series B Preferred Stock and the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Investment Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein, and the Form of Series A Certificate of Designations, the Form of Series B Certificate of Designations and the Form of Registration Rights Agreement, which are attached as exhibits to the Investment Agreement and incorporated by reference herein.

Any securities described in this Item 1.01 that have been offered or are to be offered have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or the availability of an applicable exemption from registration.

Important Note

The representations, warranties and covenants contained in the agreements and documents described above were made only for purposes of those agreements and documents and as of the specified dates set forth therein, were solely for the benefit of the parties to those agreements and documents, may be subject to limitations agreed upon by those parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between those parties instead of establishing particular matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on these representations, warranties or covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of Zix, the AppRiver Companies or the Sellers or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the agreement containing them, which subsequent information may or may not be fully reflected in Zix’s public disclosures.

Item 2.02 Results of Operations and Financial Condition.

On January 15, 2019, Zix issued a press release announcing preliminary financial results for the fourth quarter and full year ending December 31, 2018. A copy of the press release is furnished herewith as Exhibit 99.1.

The information furnished under Item 2.02 of this Current Report on Form 8-K shall be deemed “furnished” and not “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, and shall not be incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 3.02 Unregistered Sales of Equity Securities.

The information regarding the Private Placement set forth in Item 1.01 of this Current Report is incorporated by reference into this Item 3.02. The Private Placement of the Series A Preferred Stock and Series B Preferred Stock pursuant to the Investment Agreement will be undertaken in reliance upon an exemption from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof.

Item 7.01. Regulation FD Disclosure.

On January 15, 2019, Zix issued a press release announcing that it had entered into the Securities Purchase Agreement, the Investment Agreement and the Debt Commitment Letter. A copy of the press release is furnished herewith as Exhibit 99.2.

The information furnished under Item 7.01 of this Current Report on Form 8-K shall be deemed “furnished” and not “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that Section, and shall not be incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Investment Agreement, dated as of January 14, 2019, by and between Zix Corporation and the investor named therein.

99.1	Zix Corporation Press Release, dated January 15, 2019, titled “Zix Reports Preliminary Fourth Quarter and Fiscal Year 2018 Results.”

99.2	Zix Corporation Press Release, dated January 15, 2019, titled “Zix to Acquire AppRiver, Leading Cloud-based Cybersecurity Solutions Provider.”

Exhibits 99.1 and 99.2 attached hereto shall be deemed “furnished” and not “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that Section, and shall not be incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZIX CORPORATION

By:	/s/ David E. Rockvam
David E. Rockvam Vice President and Chief Financial Officer

Date: January 17, 2019